HEADLINE:DST SYSTEMS, INC. ANNOUNCES THIRD QUARTER AND NINE MONTHS 1996 RESULTS

DATELINE:KANSAS CITY, MO. October 23, 1996

BODY:

DST Systems, Inc. ("DST") announces financial results for the three months and nine months ended September 30, 1996.

QUARTER ENDED SEPTEMBER 30, 1996

For the quarter ended September 30, 1996, DST consolidated net income was $138.6 million, or $2.78 per share, as compared to $4.6 million for the quarter ended September 30, 1995. The 1996 results include a net after tax gain of $127.6 million resulting from the completion of the merger of The Continuum Company, Inc. (Continuum) and Computer Sciences Corporation (CSC). In connection with the merger, DST elected to make a one time $13.7 million ESOP contribution to provide funding for certain Continuum employee withdrawals from DST's retirement plans. Excluding the effects of the merger and ESOP contribution, DST's net income for the quarter was $11.0 million, or $.22 per share.

DST's consolidated revenues for the quarter ended September 30, 1996 totaled $139.6 million, an increase of 14.6% over the prior year quarter. DST's U.S. revenues increased 12.7% over the prior year quarter to $119.5 million. Increases in domestic revenues were the result of higher mutual fund shareowner accounts serviced (40.0 million at September 30, 1996), increased output services as pages printed increased 16.7% to 274.6 million pages for the quarter ended September 30, 1996, and increases in the number of DirecTV satellite subscribers serviced by DBS Systems Corp.

International revenues increased 27.7% over the prior year quarter to $20.1 million for the quarter ended September 30, 1996, reflecting increased portfolio accounting services and additional output service revenues from Xebec Imaging Services, Ltd, a Canadian company acquired in January 1996.

Consolidated income from operations (excluding the previously mentioned $13.7 million ESOP contribution) increased 59.2% over the prior year quarter to $15.4 million for the quarter ended September 30, 1996. U.S. operating income (excluding the $13.7 million ESOP contribution) rose 80.3% to $17.1 million for the current quarter, as a result of higher revenues and the absence of certain non-recurring 1995 costs. International operations posted an operating loss of $1.7 million as a result of increased system development costs for DST's new high end portfolio accounting system, GPS2000.

Equity in earnings of unconsolidated affiliates was essentially break-even for the quarter and did not include any earnings from Continuum. Increased earnings at Boston Financial Data Services, Inc.
(BFDS) were offset by lower earnings at Argus Health Systems, Inc. (Argus) as a result of lower revenues and increased system development costs, and higher losses at European Financial Data Services, Ltd.
(EFDS) resulting from increased costs for the development of its new unit trust system, FAST2000.

Interest expense declined $6.0 million from the prior year quarter to $1.4 million for the current quarter, primarily as a result of the elimination of interest on debt which was retired with the proceeds of DST's fourth quarter 1995 Public Offering.

NINE MONTHS ENDED SEPTEMBER 30, 1996

For the nine months ended September 30, 1996, net income was $155.4 million, or $3.11 per share, as compared to $27.5 million for the prior year nine months. Excluding the effects of the net after tax gain associated with the Continuum/CSC merger, the ESOP contribution, and a non-recurring Continuum charge reflected in the first quarter 1996, net income was $37.2 million, or $.74 per share, as compared to $19.0 million for 1995 (excluding an $8.6 million net after tax gain on the sale of Investors Fiduciary Trust Company (IFTC) in the first quarter of
1995).

Consolidated revenues for the nine months ended September 30, 1996 increased 21.4% over the prior year nine months to $427.0 million, as a result of increases in servicing volumes and increased international revenue. Consolidated income from operations (excluding the $13.7 million ESOP contribution previously discussed) increased $20.7 million, or 65.9%, over the comparable 1995 period, to $52.1 million.

Equity in earnings of unconsolidated affiliates declined $15.4 million from the prior year nine months as a result of the one time Continuum charge in the first quarter, the discontinuance of recording equity in Continuum earnings in the third quarter 1996, lower Argus earnings and increased losses at EFDS. Year to date interest expense declined $12.9 million from the prior year reflecting the retirement of debt with proceeds of the Public Offering.

CONTINUUM/CSC MERGER

As a result of the Continuum/CSC merger DST received approximately 4.3 million shares of CSC. Since this represents an approximate 6% interest in CSC, DST's investment in CSC will not be classified as an equity affiliate, but rather as a marketable equity security. Thus, the CSC shares received by DST were recorded at market value, resulting in a net after tax gain (including the one time $13.7 million ESOP contribution) of $127.6 million. No equity in earnings of Continuum/CSC was recorded in the third quarter 1996, and none is expected to be recorded in the future.

If all Continuum related equity in earnings, gains and charges in 1995 and 1996, and the gain on the sale of IFTC in 1995 were eliminated, DST would have posted net income for the quarter ended September 30, 1996 of $11.0 million or $.22 per share, as compared to $3.1 million, for the 1995 quarter. Year to date 1996 net income would have been $32.2 million or $.65 per share as compared to $14.4 million for the 1995 year to date period.


                           DST SYSTEMS, INC.
               Condensed Consolidated Statement of Income
                In thousands, except earnings per share)
                              (unaudited)

                                For the Three Months      For the Nine Months
                                 Ended September 30,       Ended September 30,
                                   1995       1996           1995       1996

Revenues                        $121,740    $139,569      $351,679    $427,047

Costs and expenses                93,486     104,343       270,960     317,297
Depreciation and amortization     18,568      19,804        49,340      57,684
Other expenses                                13,700                    13,700
                                 -------     -------       -------     -------
Income from operations             9,686       1,722        31,379      38,366
Interest expense                  (7,351)     (1,356)      (17,992)     (5,110)
Other income                       1,092         912         2,671       2,824
Gains on sale of equity
   investments                     1,285     223,438        44,895     223,438
Equity in earnings (losses) of
   unconsolidated affiliates       3,057         (45)       10,808      (4,547)
                                 -------     -------       -------     -------
Income before income taxes and
   minority interest               7,769     224,671        71,761     254,971
Income taxes                       3,162      85,897        44,374      99,409
                                 -------     -------       -------     -------
Income before minority interest    4,607     138,774        27,387     155,562
Minority interest                    (24)        144          (163)        188
                                 -------     -------       -------     -------
Net income                        $4,631    $138,630       $27,550    $155,374

Average common shares
   outstanding                                49,841                    49,935
Earnings per share                             $2.78                     $3.11


      CONTACT: Thomas A. McDonnell, President and Chief Executive Officer, 816-435-8684, or Kenneth V. Hager, Vice President and Chief Financial Officer, 816-435-8603